Exhibit 99.1

Stemline Therapeutics Reports First Quarter 2016 Financial Results

NEW YORK, May 9, 2016 (GLOBE NEWSWIRE) — Stemline Therapeutics, Inc. (Nasdaq:STML) today reported financial results for the quarter ended March 31, 2016.

Ivan Bergstein, M.D., Stemline’s Chief Executive Officer, commented, “During the first quarter, we made substantial progress across our multiple clinical programs. In particular, we continued to advance our ongoing potentially pivotal Phase 2 trial of SL-401 in blastic plasmacytoid dendritic cell neoplasm (BPDCN). We look forward to sharing updated data from this trial at our principal investigator’s oral presentation at the upcoming annual meeting of the American Society of Clinical Oncology (ASCO).”

Dr. Bergstein, continued, “Our team has executed extremely well, reaching our first quarter enrollment goals in our ongoing SL-401 trials in BPDCN and additional indications, as well as treating the first patients with SL-801 in our Phase 1 trial of advanced solid tumors. We also continue to meet accrual expectations in our SL-701 Phase 2 trial in second-line glioblastoma. With this level of performance, coupled with our strong cash position, we believe we have the resources to achieve significant clinical and regulatory milestones this year and beyond.”

First Quarter 2016 Financial Results Review

Stemline ended the first quarter of 2016 with $87.8 million in cash, cash equivalents and investments, as compared to $97.5 million as of December 31, 2015, which reflects a cash burn of $9.7 million for the quarter. The company ended the first quarter of 2016 with 19.0 million shares outstanding.

For the first quarter of 2016, Stemline had a net loss of $9.0 million, or $0.51 per share, compared with a net loss of $7.7 million, or $0.46 per share, for the same period in 2015.

Research and development expenses were $6.5 million for the first quarter of 2016, which reflects an increase of $0.5 million, or 8%, compared with $6.0 million for the first quarter of 2015. The higher expenses during the first quarter were primarily attributable to the ramp up in clinical trial activities.

General and administrative expenses were $2.9 million for the first quarter of 2016, which reflects an increase of $1.1 million, or 58%, compared with $1.8 million for the first quarter of 2015. The increase in expense year over year was primarily attributable to higher non-cash stock based compensation and payroll costs relating to employees.

About Stemline Therapeutics

Stemline Therapeutics, Inc. is a clinical stage biopharmaceutical company developing novel oncology therapeutics. Stemline is developing three clinical stage product candidates, SL-401, SL-701, and SL-801. A potentially pivotal Phase 2 trial with SL-401, a targeted therapy directed to the interleukin-3 receptor (IL-3R; CD123) present on a wide range of hematologic cancers, is currently enrolling patients with blastic plasmacytoid dendritic cell neoplasm (BPDCN). Data from the initial stage of this ongoing trial demonstrated high overall response rates, with multiple complete responses (CRs). Patients in remission are being followed for response duration and outcomes, and new patients continue to enroll into the study. In addition, ongoing Phase 1/2 trials with SL-401 are currently enrolling patients with additional malignancies including acute myeloid leukemia (AML) with minimal residual disease (MRD) and high-risk myeloproliferative neoplasms (MPN). A Phase 2 trial with SL-701, an immunotherapy designed to activate the immune system to attack tumors, is currently enrolling adult patients with second-line glioblastoma multiforme (GBM). SL-801, a novel oral small molecule reversible inhibitor of XPO1, is currently enrolling patients in a Phase 1 clinical trial in advanced solid tumors. For more information about Stemline Therapeutics, visit www.stemline.com.

Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially include: the success and timing of our clinical trials and preclinical studies for our product candidates, including site initiation, internal review board approval, scientific review committee approval, patient accrual, safety, tolerability and efficacy data observed, and input from regulatory authorities; our plans to develop and commercialize our product candidates; our available cash and investments; our ability to obtain and maintain intellectual property protection for our product candidates; our ability to manufacture; the performance of third-party manufacturers, clinical research organizations, clinical trial sponsors and clinical trial investigators; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Contact

Investor Relations

Stemline Therapeutics, Inc.

750 Lexington Avenue

Eleventh Floor

New York, NY 10022

Tel: 646-502-2307

Email: investorrelations@stemline.com

Table 1. Stemline Therapeutics, Inc. - Balance Sheets

	March 31, 2016 (Unaudited)	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$4,622,773	$13,376,196
Short-term investments	44,496,683	32,663,245
Prepaid expenses and other current assets	1,486,683	651,889
Total current assets	50,606,139	46,691,330
Furniture and fixtures, net	59,146	95,661
Long-term investments	38,645,185	51,428,632
Other Assets	212,305	—
Total assets	$89,522,775	$98,215,623
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,523,916	$9,455,477
Total current liabilities	8,523,916	9,455,477
Deferred grant revenue	411,298	616,949
Other liabilities	—	31,241
Total liabilities	8,935,214	10,103,667
Stockholders’ equity:
Preferred stock $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock $0.0001 par value, 33,750,000 shares authorized at March 31, 2016 and December 31, 2015, 18,987,373 shares issued and outstanding at March 31, 2016 and 18,235,020 shares issued and outstanding at December 31, 2015	1,900	1,825
Additional paid-in capital	187,061,837	185,703,423
Accumulated other comprehensive income (loss)	11,970	(153,690)
Accumulated deficit	(106,488,146)	(97,439,602)
Total stockholders’ equity	80,587,561	88,111,956
Total liabilities and stockholders’ equity	$89,522,775	$98,215,623

Table 2. Stemline Therapeutics, Inc. - Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Grant revenue	$205,651	121,429
Operating expenses:
Research and development	6,532,730	$6,035,487
General and administrative	2,866,122	1,810,065
Total operating expenses	9,398,852	7,845,552
Loss from operations	(9,193,201)	(7,724,123)
Other income	—	900
Interest income	144,657	45,760
Net loss	$(9,048,544)	$(7,677,463)
Net loss per common share:
Basic and Diluted	$(0.51)	$(0.46)
Weighted-average shares outstanding: Basic and Diluted	17,716,012	16,582,226